Exhibit 99.1

Equitrans Midstream Completes Private Purchases of EQGP Common Units and Closes $600 Million Term Loan B

Exercises the EQGP Limited Call Right to Purchase Remaining Common Units

PITTSBURGH, PA (December 31, 2018) — Equitrans Midstream Corporation (NYSE: ETRN) today announced that it has closed the previously announced private purchases of common units (EQGP Common Units) in EQGP Holdings, LP (NYSE: EQGP) for $20.00 per unit in cash (Private Purchases). As a result of the Private Purchases, ETRN and its affiliates now own more than 95% of the outstanding EQGP Common Units and ETRN has exercised the Limited Call Right under EQGP’s partnership agreement to acquire all remaining EQGP Common Units not already owned by ETRN and its affiliates. The Limited Call Right is expected to close on January 10, 2019, upon which time the remaining holders of EQGP Common Units will receive $20.00 per unit in cash. After giving effect to the Limited Call Right, EQGP will become an indirect, wholly owned subsidiary of ETRN and there will no longer be a public market for EQGP Common Units.

ETRN also announced today that EQGP has submitted a written notice to the New York Stock Exchange (NYSE) of its intention to voluntarily withdraw the EQGP Common Units from listing on the NYSE and from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (Exchange Act). EQGP intends to file a Form 25 with the Securities and Exchange Commission (SEC) on January 10, 2019 to delist the EQGP Common Units and withdraw the EQGP Common Units from registration. The EQGP Common Units will continue to be listed through January 21, 2019. On January 22, 2019, EQGP Common Units will no longer be listed and, on that date, EQGP intends to file a Form 15 with the SEC requesting that the reporting obligations of EQGP under the Exchange Act be suspended.

The decision to delist and deregister the EQGP Common Units was based on numerous factors, including the anticipated consummation of the Limited Call Right; the simplification of the ETRN corporate structure, as a result of the delisting and deregistration; and expected cost savings related to the ceasing of periodic SEC report filings and reductions in accounting, audit, legal and other costs.

ETRN also announced today that it has closed a $600 million, five-year, senior secured Term Loan B. The proceeds of the Term Loan B were used to fund the Private Purchases, will be used to fund the purchases pursuant to the Limited Call Right and may be used for other general corporate purposes.

About Equitrans Midstream Corporation

Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and is one of the largest natural gas gatherers in the United States. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 and, through its subsidiaries, has an operational focus on gas gathering systems, transmission and storage systems, and water services assets that support natural gas producers across the Basin. ETRN is helping to meet America’s growing need for clean-burning energy and strives to provide a rewarding workplace and enrich the communities where its employees live and work. ETRN owns the general partner interest and more than 95% of the limited partner interests in EQGP Holdings, LP (NYSE: EQGP) and a 12.7% limited partner interest in EQM Midstream Partners, LP (NYSE: EQM). EQGP owns the general partner interest, all of the incentive distribution rights, and a 17.9% limited partner interest in EQM.

For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com

About EQM Midstream Partners

EQM Midstream Partners, LP (EQM) is a growth-oriented limited partnership formed to own, operate, acquire, and develop midstream assets in the Appalachian Basin. As the third largest gatherer of natural gas in the United States, EQM provides midstream services to producers, utilities, and other customers through its strategically located natural gas transmission, storage, and gathering systems, and water services to support energy development and production in the Marcellus and Utica regions. EQM owns approximately 950 miles of FERC-regulated interstate pipelines and approximately 2,130 miles of high- and low-pressure gathering lines.

For more information on EQM Midstream Partners, LP, visit www.eqm-midstreampartners.com

About EQGP Holdings

EQGP Holdings, LP (EQGP) is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQM Midstream Partners, LP. Equitrans Midstream Corporation owns the general partner interest and more than 95% of the limited partner interests in EQGP.

For more information on EQGP Holdings, LP, visit www.eqm-midstreampartners.com

Cautionary Statements

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expected closing of the Limited Call Right and delisting and deregistration of EQGP Common Units and the expected use of proceeds from the Term Loan B. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s business and forward-looking statements include, but are not limited to, those risks discussed in ETRN’s Registration Statement on Form 10 and other filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and ETRN does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQGP and its subsidiaries, including EQM, is derived from publicly available information published by the partnerships.

Analyst/Investor inquiries:

Nate Tetlow

Vice President, Corporate Development and Investor Relations

412-553-5834

ntetlow@equitransmidstream.com

Media inquiries:

Natalie A. Cox

Director, Corporate Communications

412-395-3941

ncox@equitransmidstream.com

Source: Equitrans Midstream Corporation